EXHIBIT 99.1

15 West 6th Street, Suite, 1800 · Tulsa, Oklahoma 74119 · (918) 513-4570 · Fax: (918) 513-4571
www.laredopetro.com

Laredo Petroleum Schedules Third-Quarter 2013 Earnings Conference
Call For November 7 and Provides Commodity Derivatives Update

Third-Quarter 2013 Results
Thursday, November 7, 2013
9:00 a.m. CT (10:00 a.m. ET)
Dial-in number: 877.415.3182
International dial-in number: 857.244.7325
Conference Code: 97144595
TULSA, OK - October 24, 2013 - Laredo Petroleum Holdings, Inc. (NYSE: LPI) (“Laredo” or “the Company”), will host a conference call on Thursday, November 7, 2013 at 9:00 a.m. CT (10:00 a.m. ET) to discuss its third-quarter 2013 financial and operating results. Laredo plans to release earnings the same day before market open. The Company also announces third-quarter 2013 preliminary results for its commodity derivatives and its updated basic and diluted weighted-average shares outstanding.
Conference Call
Laredo invites interested parties to listen to the call via the Company’s website at www.laredopetro.com, under the tab for “Investor Relations.” Individuals who would like to participate on the call should dial the applicable dial-in number approximately 10 minutes prior to the scheduled conference time, and enter the conference code listed above. A telephonic replay will be available approximately two hours after the call on November 7, 2013 through Thursday, November 14, 2013. Participants may access this replay by dialing 888-286-8010, using conference code 65435182.
Commodity Derivatives Update
For the three months ended September 30, 2013, Laredo expects to report a total derivative financial instrument loss of approximately $9.8 million, including approximately $4.0 million net cash paid on settlements of matured derivative financial instruments and approximately $5.4 million net cash received on early settlements of derivative financial instruments. Although management does not expect these numbers to change, they are preliminary and unaudited.
Laredo records all derivative financial instruments on its balance sheet as either assets or liabilities measured at their estimated fair value. Laredo has not designated any derivative financial instruments as hedges for accounting purposes and Laredo does not enter into such instruments for speculative trading purposes. Total derivative financial instrument gain (loss) is reported under “Non-operating income (expense)” in Laredo’s consolidated statements of operations.

Weighted-Average Shares Outstanding Update
For the three months ended September 30, 2013, basic and diluted weighted-average shares outstanding were 134,461,216 and 136,460,117, respectively, and for the nine months ended September 30, 2013, basic and diluted weighted-average shares outstanding were 129,700,923 and 131,589,227, respectively. The updated weighted-average shares outstanding reflect the 13,000,000 shares issued in the Company’s follow-on offering in August.

Laredo Petroleum Holdings, Inc. is an independent energy company with headquarters in Tulsa, Oklahoma. Laredo's business strategy is focused on the exploration, development and acquisition of oil and natural gas properties primarily in the Permian and Mid-Continent regions of the United States.
Additional information about Laredo may be found on its website at www.laredopetro.com.
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Contacts:
Ron Hagood: (918) 858-5504 - RHagood@laredopetro.com

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